Exhibit 99

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel Senior Vice President and Chief Financial Officer (276) 629-6614 – Investors

For Immediate Release	Jay S. Moore Director of Communications (276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Fourth Quarter Results

(Bassett, Va.) – January 18, 2018 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended November 25, 2017.

Fiscal 2017 Fourth Quarter Highlights

●	Consolidated sales were $118.2 million for the fourth quarter of 2017 compared to $113.9 million for the fourth quarter of 2016, an increase of 3.9%.
●	Operating income for the quarter was $7.5 million or 6.3% of sales as compared to $9.0 million or 7.9% of sales for the prior year quarter.
●

Wholesale sales were $63.2 million for the fourth quarter of 2017 compared to $62.6 million for the third quarter of 2016, an increase of 1.0%. Wholesale operating income for the quarter was $4.0 million or 6.3% of sales as compared to $4.3 million or 6.9% of sales for the prior year quarter.

●

Company-owned store sales were $72.1 million for the fourth quarter of 2017 compared to $69.9 million for the fourth quarter of 2016, an increase of 3.2%. This included a comparable store sales decrease of 1.7% compared to the prior year quarter. Comparable store operating income was $3.5 million or 5.5% of sales for the current year quarter as compared to $3.3 million or 5.0% of sales for the prior year quarter. Total retail operating income was $2.1 million or 2.9% of sales for the quarter as compared to $2.9 million or 4.1% of sales for the prior year quarter. Comparable store written sales for the quarter increased 2.7%.

●

Revenue for Zenith was $25.7 million for the fourth quarter of 2017 compared to $24.2 million for the fourth quarter of 2016, a 6.1% increase. Zenith’s operating income for the quarter was $1.2 million or 4.8% of sales as compared to $1.4 million or 5.9% of sales for the prior year quarter.

●	Net income for the quarter was $5.0 million or $0.46 per diluted share as compared to $5.0 million or $0.47 per diluted share for the prior year quarter.

“We were pleased to finish our fourth quarter with a 4% gain in consolidated revenue, thus capping fiscal 2017 as a solid year for Bassett,” observed Rob Spilman, Chairman and CEO. “Despite the sales gain, however, quarterly operating income decreased to $7.5 million, or 17% less than last year. The opening of stores in Pittsburgh, Pennsylvania and Wichita, Kansas during the quarter ushered in a period of robust expansion for our corporate store network as we plan to open at least 10 new locations and reposition 2 to 3 others over the next 18 months. Indeed, we have already opened a second Phoenix store and have entered the Oklahoma City market since closing our fiscal year on November 25, 2017. Suffice it to say that this amount of new store startup activity produces detrimental short term effects on our profitability as witnessed in this most recent reporting period. Nevertheless, we strongly believe that expanding our store network is the best way for us to grow and coupled with other planned initiatives, these investments will make Bassett a larger and more profitable enterprise as a result. Furthermore, we believe that increasing our store count, which will benefit our wholesale, retail and logistics segments in the long run, is an appropriate use of our strong balance sheet.”

“A centerpiece of our store expansion strategy is the new “Generation 3” prototype that will debut in Frisco, Texas during the third quarter of 2018,” continued Spilman. “Two years in the making, the new store will showcase Bassett’s interior design and customizable home furnishings competencies through a technology laden fixturing package designed to easily navigate the many options that we offer to create personalized space for our consumers. We have engaged a group of experts to work with our internal team to architect the Generation 3 store and to unify the Bassett shopping experience from our website to our store to the ultimate delivery of our furniture and accessory offerings to the home. The corresponding foundational investments in systems and customer experience enhancements that we began in 2017 will accelerate in 2018 and will result in higher levels of SG&A spending for the next several quarters. The end result of these investments will:

●	elevate digital brand awareness through heightened social media outreach,

●	educate and inspire more consumers to experience the Bassett brand digitally or through our brick and mortar stores,

●	enhance in store collaboration through the introduction of an upholstery sectional configurator and 3-D room planning capabilities, and

●	deliver smarter, faster customer service that allows transactions to be tracked via mobile devices from purchase, to manufacture of the goods, to delivery to the home.

The fusion of our brick and mortar experience, our custom manufacturing platform, and our digital strategy will definitely sharpen in fiscal 2018. Although we acknowledge that there are accompanying operational costs with this vision and with our store expansion, we believe that charting this course now is prudent, exciting, and indeed necessary to provide Bassett its own space amidst the much discussed disruptive forces that in part define the U.S. retail landscape today.”

Wholesale Segment

Net sales for the wholesale segment were $63.2 million for the fourth quarter of 2017 as compared to $62.6 million for the fourth quarter of 2016, an increase of $0.6 million or 1.0%. This increase was driven by an 8.7% increase in furniture shipments to the open market (outside the Bassett Home Furnishings network) partially offset by a 5.5% decrease in furniture shipments to the Bassett Home Furnishings network compared to the prior year period. Wholesale shipments of accessories, a much smaller component of the Company’s wholesale revenues, increased 77% over the prior year quarter. Gross margins for the wholesale segment were 34.1% for the fourth quarter of 2017 as compared to 35.5% for the prior year quarter. This decrease was primarily driven by lower margins in the Bench Made operation from inefficiencies in starting up the production of the new solid oak line, imported wood operation resulting from higher container freight costs and domestic upholstery operation from higher material and labor costs. Wholesale SG&A for the fourth quarter of 2017 was $17.6 million as compared to $17.9 million for the prior year period. SG&A as a percentage of sales decreased to 27.8% as compared to 28.6% for the fourth quarter of 2016. This decrease in SG&A as a percentage of sales was primarily driven by lower incentive compensation costs. Operating income was $4.0 million or 6.3% of sales as compared to $4.3 million or 6.9% of sales in the prior year.

“Wholesale sales increased 1% for the quarter and 4% for the year,” said Spilman. “The quarter was a mixed bag as sales to customers outside the store network grew nicely while shipments to the store network actually declined. The primary reasons for the retail shipment shortfall were the effects of hurricanes on the Houston and Puerto Rico stores and an overall written sales decrease in the licensed store network.”

“Trends in the wholesale segment that were prevalent during the year continued in the quarter,” added Spilman. “In the wood division, shipments of domestically produced products increased although at a less robust level than experienced earlier in the year. Our Bench Made product line grew by 40% in 2017. We encountered production inefficiencies in the startup of our new Bench Made Oak line that began shipping at year end and is about to be marketed in our stores. As has been the case for some time, shipments of imported wood products declined disproportionately in the quarter. We are heartened by the success of our Bella Collection that was new in 2017 and will expand the line this spring. More importantly, February will mark the unveiling of our new B Modern line in our stores, in print, and on the web. The modern style sensibility has increasingly permeated the industry over the past several years. Consumer research that we conducted in 2016 specifically found that our core consumer considers the absence of this styling to be a void in our assortment. Accordingly, we have been working to address this gap and have high hopes for the Presidents’ Day launch of B Modern. Domestic upholstery finished another year of growth in 2017. Shipments from our Newton, NC facility grew in absolute dollars about the same amount as from our new Grand Prairie, Texas factory. The new B Modern styling in wood will have accompaniment in the form of domestic upholstery that will provide a fresh point of view to our lineup. Rising material costs in upholstery were an issue in the quarter and we have made pricing adjustments to our line that are just now taking effect. Finally, our open market Club Level by Bassett division performed well in the period and is expected to continue to grow in 2018.”

“Subsequent to year end we acquired the Lane Venture outdoor furniture business for $15.6 million,” continued Spilman. “We are excited about our entry into this category and believe that Lane Venture will provide a foundation for us to become a significant participant in the field. We will operate Lane Venture as a stand-alone business and do not plan to market the product in the Bassett stores. We have our hands full at the moment in getting Lane Venture up and running with a new technology platform, a new manufacturing model, and in a newly leased facility. Once we begin to realize the fruits of these efforts, we plan a separately marketed and merchandised outdoor assortment for our stores under the Bassett Outdoor name. This will only occur after we are satisfied that we have begun to tap the full potential of the Lane Venture opportunity.”

Retail Segment

Net sales for the 60 Company-owned Bassett Home Furnishings stores were $72.1 million for the fourth quarter of 2017 as compared to $69.9 million for the fourth quarter of 2016, an increase of $2.2 million or 3.2%. The increase was due to a $3.3 million increase in non-comparable store sales partially offset by a $1.2 million or 1.7% decrease in comparable store sales. Due to the flooding from Hurricane Harvey, the Company’s four stores in Houston were closed for almost two weeks. Excluding those four stores, the comparable store sales decrease was 0.4% for the quarter.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 2.7% for the fourth quarter of 2017 as compared to the fourth quarter of 2016.

The consolidated retail operating profit for the fourth quarter of 2017 was $2.1 million as compared to $2.9 million for the fourth quarter of 2016, a decrease of $0.8 million. The 54 comparable stores generated operating income of $3.5 million for the quarter, or 5.5% of sales, as compared to $3.3 million, or 5.0% of sales, for the prior year quarter. Gross margins for comparable stores were 52.5% for the fourth quarter of 2017 as compared to 50.5% for the fourth quarter of 2016.  This increase is primarily due to improved pricing strategies and product mix. SG&A expenses for comparable stores increased $0.5 million to $30.0 million or 47.0% of sales as compared to 45.5% of sales for the fourth quarter of 2016. The increase in SG&A was primarily due to higher advertising costs along with increased payroll and benefits costs.

Non-comparable stores generated sales of $8.3 million with an operating loss of $1.4 million as compared to sales of $5 million and an operating loss of $0.4 million in the prior year quarter. As part of the $1.4 million loss for the quarter period, the Company incurred $0.8 million in new store pre-opening costs, an increase of $0.4 million over the prior year. As previously stated, the Company’s retail expansion is initially costly. However, the Company believes that site selection and new store presentation will generally result in locations that operate at or above a retail break-even level within a reasonable period of time following store opening.

“In assessing the year for corporate retail, we take pride in the fact that our 1.9% delivered comparable store sales increase marked the seventh consecutive year of positive comps for our retail team,” observed Spilman. “The bar is definitely being raised each year and achieving comparable store growth is not getting easier. Our focus on this metric serves as a catalyst to drive the intensity and the innovation that are the hallmarks of our retail organization. With our aforementioned store expansion plans in 2018 as a backdrop, it is noteworthy that over the past 3 years we have opened 11 stores, only to close another 12 over the same period of time. We also purchased another store from a previously existing licensee. Upgrading our real estate portfolio has been an integral part of our retail strategy as we have consciously moved away from older locations that were mostly taken over from former licensees as a result of the Great Recession. The key point here is that although our retail volume has grown by $52 million since the end of fiscal 2014, our store count has not grown. Therefore, our growth has come from opening more productive stores and improving our comparable store performance. The most exciting element in all of this is that the great majority of these closings are behind us and we look forward to adding stores in the future without having to simultaneously close a similar number of locations. As a result, we are excited to finally be in position to generate retail and wholesale growth by increasing our store count.”

Logistical Services Segment

Revenue for Zenith was $25.7 million for the fourth quarter of 2017 as compared to $24.2 million for 2016, an increase of $1.5 million or 6.1%. Revenues to both Bassett and non-Bassett customers were higher quarter over quarter. Zenith’s operating expenses for the fourth quarter of 2017 were $24.5 million or 95.2% of revenue as compared to $22.8 million or 94.1% for the fourth quarter of 2016. This resulted in operating profit of $1.2 million or 4.8% of sales for the current quarter as compared to $1.4 million or 5.9% of sales for the prior year quarter. This decrease is primarily due to the start-up of several new local home delivery hubs to support the growth of new Bassett stores.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 92 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes stylish, custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth fiscal quarter of 2017, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended				Year Ended
	November 25, 2017		November 26, 2016		November 25, 2017		November 26, 2016
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$103,953		$100,339		$398,097		$377,196
Logistics	14,272		13,447		54,406		54,842
Total sales revenue	118,225	100.0%	113,786	100.0%	452,503	100.0%	432,038	100.0%

Cost of furniture and accessories sold	45,380	38.4%	43,023	37.8%	177,579	39.2%	167,519	38.8%

Selling, general and administrative expenses excluding new store pre-opening costs	64,521	54.6%	61,333	53.9%	245,493	54.3%	235,178	54.4%
New store pre-opening costs	830	0.7%	421	0.4%	2,413	0.5%	1,148	0.3%
Income from operations	7,494	6.3%	9,009	7.9%	27,018	6.0%	28,193	6.5%

Gain on sale of investments	954	0.8%	-	0.0%	4,221	0.9%	-	0.0%
Impairment of investment real estate	-	0.0%	-	0.0%	(1,084)	-0.2%	-	0.0%
Income from Continued Dumping & Subsidy Offset Act	94	0.1%	240	0.2%	94	0.0%	240	0.1%
Other loss, net	(379)	-0.3%	(752)	-0.7%	(2,373)	-0.5%	(2,656)	-0.6%
Income before income taxes	8,163	6.9%	8,497	7.5%	27,876	6.2%	25,777	6.0%

Income tax provision	3,189	2.7%	3,452	3.0%	9,620	2.1%	9,948	2.3%
Net income	$4,974	4.2%	$5,045	4.4%	$18,256	4.0%	$15,829	3.7%

Basic earnings per share	$0.46		$0.47		$1.71		$1.47

Diluted earnings per share	$0.46		$0.47		$1.70		$1.46

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	November 25, 2017	November 26, 2016
Assets
Current assets
Cash and cash equivalents	$53,949	$35,144
Short-term investments	23,125	23,125
Accounts receivable, net	19,640	18,358
Inventories, net	54,476	53,215
Other current assets	8,192	10,727
Total current assets	159,382	140,569

Property and equipment, net	103,244	104,655

Other long-term assets
Deferred income taxes, net	8,393	8,071
Goodwill and other intangible assets	17,351	17,360
Other	5,378	7,612
Total long-term assets	31,122	33,043
Total assets	$293,748	$278,267

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,760	$21,281
Accrued compensation and benefits	14,670	13,602
Customer deposits	27,107	25,181
Dividends payable	3,759	3,218
Current portion of long-term debt	3,405	3,290
Other accrued liabilities	12,655	10,441
Total current liabilities	83,356	77,013

Long-term liabilities
Post employment benefit obligations	13,326	12,760
Long-term debt	329	3,821
Other long-term liabilities	5,277	3,968
Total long-term liabilities	18,932	20,549

Stockholders’ equity
Common stock	53,690	53,615
Retained earnings	139,378	129,388
Additional paid-in-capital	962	255
Accumulated other comprehensive loss	(2,570)	(2,553)
Total stockholders' equity	191,460	180,705
Total liabilities and stockholders’ equity	$293,748	$278,267

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Year Ended
	November 25, 2017	November 26, 2016
Operating activities:
Net income	$18,256	$15,829
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	13,312	12,249
Provision for asset impairment charge	1,084	-
Gain on sale of property and equipment	(1,190)	(128)
Gain on sale of investments	(4,221)	-
Tenant improvement allowances received from lessors	1,643	914
Deferred income taxes	(302)	5,324
Collateral deposited with insurance carrier	-	(300)
Other, net	1,345	1,183
Changes in operating assets and liabilities
Accounts receivable	(1,225)	3,228
Inventories	(918)	6,681
Other current and long-term assets	2,536	(3,629)
Customer deposits	1,926	1,182
Accounts payable and accrued liabilities	4,138	(3,471)
Net cash provided by operating activities	36,384	39,062

Investing activities:
Purchases of property and equipment	(15,500)	(21,501)
Proceeds from sale of retail real estate and property and equipment	4,474	667
Proceeds from sale of investments	5,546	-
Acquisition of retail licensee store	(655)	-
Net cash used in investing activities	(6,135)	(20,834)

Financing activities:
Cash dividends	(7,725)	(6,311)
Proceeds from the exercise of stock options	310	114
Other issuance of common stock	168	182
Repurchases of common stock	(83)	(6,393)
Taxes paid related to net share settlement of equity awards	(641)	(77)
Repayments of notes payable	(3,473)	(14,251)
Proceeds from equipment loans	-	7,384
Net cash used in financing activities	(11,444)	(19,352)
Change in cash and cash equivalents	18,805	(1,124)
Cash and cash equivalents - beginning of period	35,144	36,268
Cash and cash equivalents - end of period	$53,949	$35,144

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended		Year Ended
	November 25, 2017	November 26, 2016	November 25, 2017	November 26, 2016
Net Sales
Wholesale	$63,168	$62,561	$249,193	$240,346
Retail - Company-owned stores	72,125	69,913	268,264	254,667
Logistical services	25,693	24,227	97,578	95,707
Inter-company eliminations:
Furniture and accessories	(31,340)	(32,135)	(119,360)	(117,817)
Logistical services	(11,421)	(10,780)	(43,172)	(40,865)
Consolidated	$118,225	$113,786	$452,503	$432,038

Operating Income
Wholesale	$3,979	$4,292	$19,121	$18,672
Retail	2,113	2,868	3,490	4,333
Logistical services	1,226	1,432	2,962	3,511
Inter-company elimination	176	417	1,445	1,677
Consolidated	$7,494	$9,009	$27,018	$28,193

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 26,				November 25,
	2016	Opened*	Closed*	Transfers	2017

Company-owned stores	59	5	(5)	1	60
Licensee-owned stores	31	1	(1)	(1)	30

Total	90	6	(6)	-	90

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	54 Comparable Stores				52 Comparable Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 25, 2017		November 26, 2016		November 25, 2017		November 26, 2016
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$63,868	100.0%	$64,947	100.0%	$233,823	100.0%	$229,530	100.0%

Cost of sales	30,343	47.5%	32,156	49.5%	114,277	48.9%	114,427	49.9%

Gross profit	33,525	52.5%	32,791	50.5%	119,546	51.1%	115,103	50.1%

Selling, general and administrative expense*	30,011	47.0%	29,533	45.5%	112,428	48.1%	108,328	47.2%

Income from operations	$3,514	5.5%	$3,258	5.0%	$7,118	3.0%	$6,775	3.0%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 25, 2017		November 26, 2016		November 25, 2017		November 26, 2016
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$8,257	100.0%	$4,966	100.0%	$34,441	100.0%	$25,137	100.0%

Cost of sales	4,492	54.4%	2,618	52.7%	18,186	52.8%	13,781	54.8%

Gross profit	3,765	45.6%	2,348	47.3%	16,255	47.2%	11,356	45.2%

Selling, general and administrative expense	4,336	52.5%	2,317	46.7%	17,470	50.7%	12,650	50.3%
Pre-opening store costs**	830	10.1%	421	8.5%	2,413	7.0%	1,148	4.6%

Loss from operations	$(1,401)	-17.0%	$(390)	-8.0%	$(3,628)	-10.6%	$(2,442)	-9.7%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**

Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.